                                                                   EXHIBIT 99.8


                              NWI WAREHOUSE GROUP

                         COMBINED FINANCIAL STATEMENTS

                        FOR THE NINE MONTH PERIODS ENDED
                    SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)

                              NWI WAREHOUSE GROUP

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                            DECEMBER 31,   SEPTEMBER 30,
                                                1995            1996
                                            ----------------------------
                                                            (Unaudited)
ASSETS
Real estate assets:
 Land                                          $13,008         $19,186
 Buildings and improvements                     35,255          42,889
 Accumulated depreciation                       (6,575)         (7,560)
                                            ----------------------------
   Operating real estate assets                 41,688          54,515
 Developments in progress                       11,149          11,236
 Land held for future development                9,555           6,598
                                            ----------------------------
   Net real estate assets                       62,392          72,349
Cash and cash equivalents                        1,313           1,673
Receivables and other assets                     1,004           1,014
Deferred costs, net                                716             858
                                            ----------------------------
                                               $65,425         $75,894
                                            ============================

LIABILITIES AND OWNERS' EQUITY
Notes payable                                 $44,604         $54,607
Line of credit borrowings                         640           1,500
Notes payable - related parties                 1,220           1,550
Accounts payable and accrued expenses           2,438           1,109
Other liabilities                                 126             167
                                            ----------------------------
   Total liabilities                           49,028          58,933
                                            ----------------------------

Owners' equity                                 25,219          24,888
Less:  notes receivable from owners            (8,822)         (7,927)
                                            ----------------------------
Owners' equity, net                            16,397          16,961
                                            ----------------------------
                                              $65,425         $75,894
                                            ============================

The accompanying notes are an integral part of the combined balance sheets.

                              NWI WAREHOUSE GROUP

                         COMBINED STATEMENTS OF INCOME

                                 (IN THOUSANDS)


                                                  NINE MONTHS
                                              ENDED SEPTEMBER 30,
                                              -------------------
                                                  1995     1996
                                              -------------------
                                                  (Unaudited)
Revenues:
  Rental income                                  $4,218   $5,496
  Tenant reimbursements                             681    1,046
  Other                                             109      163
                                              -------------------
                                                  5,008    6,705
                                              -------------------

Expenses:
  Property operating and maintenance                571      628
  Real estate taxes                                 482      585
  Tenant improvements and lease                     322      347
   commissions
  Depreciation                                      835      932
  Interest                                        2,190    3,069
  Interest--related party                            69       97
  Amortization of deferred financing costs           70       96
  General and administrative                        435      594
                                              -------------------
                                                  4,974    6,348
                                              -------------------

Income before interest income and
 income taxes                                        34      357

Interest income from related parties                853      606
                                              -------------------

Income before income taxes                          887      963

Income tax expense                                  (72)     (73)
                                              -------------------
Net income                                       $  815   $  890
                                              ===================

The accompanying notes are an integral part of these combined financial statements.

                              NWI WAREHOUSE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                    1995           1996
                                                              -------------------------------
                                                                       (Unaudited)
OPERATING ACTIVITIES
 Net income                                                     $     815       $     890
 Adjustments to reconcile net income to
   net cash provided by operating activities:
     Depreciation                                                     835             932
     Amortization of deferred financing costs                          70              96
     Straight-line rent revenue                                       128              69
     Accrued interest income on notes
       receivable from related parties                               (301)           (314)

     Provision for bad debts                                          110             215
     Net change in:
        Receivables and other assets                                  244            (294)
        Accounts payable, accrued expenses and
          other liabilities                                            64             152
                                                              -------------------------------
Net cash provided by operating activities                           1,965           1,746
                                                              -------------------------------

INVESTING ACTIVITIES
Property acquisition, development and construction                (13,678)        (12,329)
Notes receivable collections                                       10,824             850
Interest proceeds on notes receivable                               3,481             569
Notes receivable additions                                         (8,647)           (210)
                                                              -------------------------------
Net cash used in investing activities                              (8,020)        (11,120)
                                                              -------------------------------
FINANCING ACTIVITIES
Line of credit proceeds (repayments), net                            (185)            860
Proceeds from mortgage, construction
 and other notes payable                                           15,696          12,175

Payments of mortgage, construction and other notes
 payable                                                           (6,481)         (2,172)
Proceeds from related party notes payable                             393             520
Repayments of related party notes payable                            (622)           (190)
Deferred financing costs                                             (347)           (238)
Distributions to owners                                              (234)         (1,221)
                                                              -------------------------------
Net cash provided by financing activities                           8,220           9,734
                                                              -------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS                               2,165             360
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        785           1,313
                                                              -------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                        $   2,950       $   1,673
                                                              ===============================

The accompanying notes are an integral part of these combined financial statements.

                              NWI WAREHOUSE GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1996 AND 1995


1. ORGANIZATION AND BASIS OF COMBINATION

NWI Warehouse Group ("NWI") represents the combined industrial building development, construction, ownership and management operations of NWI Warehouse Group, L.P. (the "Partnership"), and certain assets, liabilities and operations of Buckley & Company Real Estate, Inc. ("Buckley"), comprising primarily the property management operations of NWI. The accompanying condensed financial statements of NWI have been presented on a combined basis due to the common ownership and control resulting from their acquisition by a real estate investment trust (Note 2).

As of September 30, 1996, NWI owned and managed 17 industrial buildings comprising 1.4 million square feet and had seven additional buildings under development or in lease-up comprising an additional 1.0 million square feet. The buildings are located in Nashville, Tennessee.

The Partnership commenced business operations in 1993 through a combination with nine related partnerships and the contribution of certain assets and liabilities of other related partnerships and entities under common management and control. In 1994, six additional related partnerships were combined with and into the Partnership. These combined, related partnerships (the "Predecessor Partnerships") discussed herein, and their related properties, are as follows:

                                                           COMMENCEMENT OF
PREDECESSOR PARTNERSHIPS              PROPERTY             RENTAL OPERATIONS
----------------------------------------------------------------------------

Partnerships:
  Pine Tree Corporation              Airpark I                 1985
  NWI VI, L.P.                       Airpark II                1986
  NWI VII, L.P.                      Airpark III               1986
  NWI XIV, L.P.                      Airpark IV                1989
  NWI XI, L.P.                       Airpark V                 1988
  NWI XVI, L.P.                      Airpark VI                1990
  NWI XIX, L.P.                      Airpark VII               1992
  NWI XX, L.P.                       Airpark VIII              1995
  NWI XXI, L.P.                      Airpark IX                1995
  NWI VIII, L.P.                     Brentwood South I         1987
  NWI IX, L.P.                       Brentwood South II        1987
  NWI XVII, L.P.                     Brentwood South III       1989
  NWI XVIII, L.P.                    Brentwood South IV        1990
  NWI XXIII, L.P.                    Brentwood South V         1990
  NWI XXII, L.P.                     Brentwood South VI        1990


The combination of the Predecessor Partnerships, described above, was accounted for as a reorganization of entities under common control and, accordingly, the related assets, liabilities and owner's equity were reflected at historical cost in a manner similar to that in pooling of interests accounting. Accordingly, the accompanying combined financial statements of NWI have been presented giving retroactive effect to all periods prior to the combinations. All significant intercompany accounts and transactions have been eliminated in these combined financial statements.

The accompanying interim unaudited combined financial statements have been prepared by the Company's management in accordance with generally accepted accounting prinicples for interim financial information and in conformity with the rules and regulations of the Securities and Exhchange Commission. In the opinion of management, the interim combined financial statements presented herein reflect all adjustments of a normal and recurring nature which are necessary to fairly state the interim combined financial statements. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the years ending December 31, 1995 and 1996, respectively. These financial statements should be read in conjunction with NWI's audited financial statements and the notes thereto included in the Weeks Corporation Form 8-K dated November 1, 1996.

2. ACQUISITION-MERGER

On November 1, 1996, NWI completed the first phase of an acquisition and merger transaction with Weeks Corporation, a real estate investment trust, and its subsidiaries (collectively "Weeks"). The first phase of the transaction was comprised of the acquisition by Weeks of 17 industrial buildings and the combination of NWI's business operations, management and employees with those of Weeks. During the remainder of 1996, NWI contributed to Weeks approximately 45 net usable acres of undeveloped land, including reimbursement of certain infrastructure costs, valued at approximatley $6.3 million. The remaining assets of NWI will be contributed to Weeks over a period of up to six additional years.